THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

AMENDED AND RESTATED
PROMISSORY NOTE

$800,000 Jan 31, **2008**

FOR VALUE RECEIVED, The Guitammer Company, an Ohio corporation (the "Company"), hereby promises to pay to the order of Thelma Gault (the "Lender"), the principal sum of Eight Hundred Thousand Dollars ($800,000), together with interest thereon from the date of this Note on the unpaid principal balance. Any capitalized terms used and not otherwise defined herein shall have the meaning assigned to such term in that certain Loan Agreement dated as of May 5, 2003 (as such agreement may be amended from time to time, the "Loan Agreement").

This Note is issued, not as a refinancing or refunding of, or payment toward, but as a continuation of, the obligations of Company to Lender pursuant to that certain Promissory Note dated as of May 5, 2003 in the original principal amount of $800,000, (the "Prior Note"). Accordingly, this Note shall not be construed as a novation or extinguishment of the obligations arising under the Prior Note, but simply a replacement of the Prior Note. All interest accrued under the Prior Note prior to the date of this Note has been paid and does not constitute any part of the principal amount of the indebtedness evidenced hereby. In no event shall any officer or director of the Company be personally liable for any amounts due and payable pursuant to this Note.

Interest. remain at 8% through term of original note, after which it will JB 2-5-08

Interest shall accrue at the rate of ten percent (10%) per annum and shall be calculated daily on the basis of the actual number of days elapsed and amounts outstanding.

Payments and Due Date.

Interest only shall be paid on the first of each month through and including May 1, 2008. Beginning on June 1, 2008, and continuing on the first day of each calendar month thereafter until paid in full, this Note shall be repaid in seventy-two (72) equal, monthly payments of principal, plus accrued interest, . If not paid before, all amounts due hereunder shall be due and payable no later than June 1, 2014 (the "Maturity Date").

In addition, the Company, under certain conditions set forth in the Loan Agreement, shall use commercially reasonable efforts to make prepayments of principal on this Note. If such prepayments are made, the due date of this Note shall not be accelerated, but the remaining payments hereunder shall be adjusted to be the amount of equal monthly payments necessary to fully amortize the remaining balance by the Maturity Date.

Late Fees.

There shall be assessed a late payment fee of five percent (5%) of any payment due for any payment made more than five (5) business days after its due date.

Default.

If any payment due hereunder is not paid within fifteen (15) days after its due date, Company shall be deemed to be in default under this Note. The holder of this note may exercise such holder's right to declare the loan evidenced hereunder in default by giving Company notice of such default, and upon receipt of such notice, Company shall have thirty (30) days to make all monthly interest payments then due and owing. If Company fails to make all such payments then due within such thirty (30) day period, then Company may cure default only by paying the entire balance of the loan in full, including all interest within ninety (90) days after receipt of the Notice of Default.

Security.

This Note is secured by and entitled to the benefits of a security interest granted by Company to Lender under the Loan Agreement.

Collection Fees.

Upon any default hereof, Company further promises to pay all costs of collection and reasonable attorney's fees incurred by the holder hereof, to the extent permitted or authorized by law.

Prepayment Without Penalty.

The principal of this note may be prepaid in whole or in part at any time without penalty or premium.

Waivers.

Except as specifically set forth in the Loan Agreement, Company waives presentment, demand, notice of demand, protest, notice of protest and notice of non-payment and any other notice required to be given under the law to Company, in connection with the delivery, acceptance, performance, default and enforcement of this note, or the failure to act on the part of the holder or any indulgence shown by the holder,

from time to time, and in one or more instances, and agrees that no such action, failure to act or failure to exercise any right or remedy, on the part of any holder shall in any way affect or impair the obligation of Company or to be construed as a waiver by the holder of, or otherwise affect, any of the holder's rights under this note.

Governing Law.

This note is delivered in and shall be construed under the laws of the State of Kentucky, and any litigation in connection with, or enforcement of, this Note or any security gift or payment hereof, and Company waives trial by jury and consents to and confers personal jurisdiction on the courts of the State of Kentucky, and expressly waives any objections as to venue in any such court.

Severability.

In the event of any one or more provisions of this Note shall be for any reason to be held invalid, illegal or unenforceable, in whole or in part or any respect, or in the event that any one or more of the provisions of this Note operate or would respectively operate to invalidate this Note, then in either of those events, such provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall be remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written at Columbus, Franklin County, Ohio.

THE GUITAMMER COMPANY

By: [signature]
Its: President